UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2021

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On May 21, 2021, Regulus Therapeutics, Inc. (the “Company”) announced an incremental update from the first cohort of patients with ADPKD in its ongoing Phase 1b clinical trial of RGLS4326. The study is evaluating the safety, pharmacokinetics, and effects on pharmacodynamic biomarkers of multiple doses of RGLS4326 in patients with ADPKD. These data were presented at the Oppenheimer Rare & Orphan Disease Summit on May 21, 2021.

In the first cohort, nine patients were enrolled and received 1 mg/kg of RGLS4326 subcutaneously every other week for four doses. The mean increase in polycystins 1 and 2 at the end of study compared to baseline levels for all nine patients in the first cohort were 58% (p=.0004) and 38% (p=.026) respectively. Treatment with RGLS4326 was generally well-tolerated with no serious adverse events reported. All reported adverse events were mild and generally transient in nature. Regulus believes these data demonstrate that RGLS4326 engages the target miR-17 leading to increased expression of the PKD1 and PKD2 genes and the resultant increases in polycystins’ levels. Levels of polycystin 1 (PC1) and polycystin 2 (PC2) have previously been shown to inversely correlate with disease severity and are believed to be directly linked to the underlying genetic drivers of the disease.

On May 21, 2021, the Company posted a recording of the presentation to its website at http://ir.regulusrx.com/events. A copy of the investor presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Regulus Therapeutics Inc. Investor Presentation dated May 21, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: May 21, 2021	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer